Contacts:
Tracy Henrikson	Rebecca Gregory
Corporate Communications	Corporate Communications
ImClone Systems Incorporated	ImClone Systems Incorporated
(908) 243-9945	(646) 638-5058
media@imclone.com

IMCLONE SYSTEMS ISSUES STATEMENT

NEW YORK, September 10, 2008 - ImClone Systems Incorporated (NASDAQ: IMCL) Chairman of the Board, Carl Icahn, stated that the Special Committee of ImClone’s Board of Directors has informed Bristol-Myers Squibb Company (NYSE: BMY) that following the Special Committee’s review and discussion, and based upon the advice it received from its advisors, the Special Committee has determined that the unsolicited offer that ImClone received from Bristol-Myers to acquire ImClone for $60 per share in cash is inadequate.

Mr. Icahn also announced he has had several conversations with the Chief Executive Officer of a large pharmaceutical company. As a result of such conversations, the pharmaceutical company has submitted a proposal, subject to due diligence, but not subject to financing, to acquire ImClone for $70 per share in cash. The Special Committee has determined, subject to the execution of a confidentiality agreement, to allow this company to conduct due diligence for a two week period, subject to extension by mutual consent. No determination has been made as to whether $70 per share would be adequate.

About ImClone Systems
ImClone Systems Incorporated is a fully integrated global biopharmaceutical company committed to advancing oncology care by developing and commercializing a portfolio of targeted biologic treatments designed to address the medical needs of patients with a variety of cancers. The Company’s research and development programs include growth factor blockers and angiogenesis inhibitors. ImClone Systems’ headquarters and research operations are located in New York City, with additional administration and manufacturing facilities in Branchburg, New Jersey. For more information about ImClone Systems, please visit the Company’s web site at http://www.imclone.com.

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those currently expected. Many of these factors are beyond the Company's ability to control or predict. Important factors that may cause actual results to differ materially and could impact the Company and the statements contained in this news release can be found in the Company's filings with the Securities and Exchange Commission, particularly those factors identified as “risk factors” in the Company’s most recent annual report of Form 10-K and in its quarterly reports on Form 10-Q and current reports on Form 8-K. For forward-looking statements in this news release, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

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